                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. )(1)


                          Metawave Communications Corp.
          -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock Par Value $0.0001
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    591409107
          -------------------------------------------------------------
                                 (CUSIP Number)


          -------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

--------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 591409107                             13G          Page 2 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VI, Limited Partnership
     06-1412578
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,445,203 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,445,203 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,445,203 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     5.66%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 3 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VI, LLC
     06-1412579
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (A)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       2,445,203 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    2,445,203 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,445,203 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     5.66%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 4 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates Fund, Limited Partnership
     06-1414570
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       67,120 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    67,120 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     67,120 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.16%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 5 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VI Affiliates, LLC
     06-1414968
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       67,120 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    67,120 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     67,120 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.16%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 6 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Investment Partners VIII, Limited Partnership
     06-1522124
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,987,060 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,987,060 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,987,060 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.23%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 7 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Associates VIII, LLC
     06-1523705
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,987,060 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,987,060 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,987,060 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     9.23%
-------------------------------------------------------------------------------
12.  TYpe of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 8 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       90,792 Shares of Common Stock
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       Not Applicable
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    90,792 Shares of Common Stock
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    Not Applicable
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     90,792 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     .21%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     PN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 9 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak VIII Affiliates, LLC
     06-1531129
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       90,792 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    90,792 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     90,792 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     0.21%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     OO-LLC
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 10 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,590,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     CO
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 11 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Bandel L. Carano
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,590,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 12 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Gerald R. Gallagher
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,590,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 13 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Edward F. Glassmeyer
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,590,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 14 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Fredric W. Harman
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,590,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 591409107                             13G          Page 15 of 25 pages

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only.)

     Ann H. Lamont
-------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group *
     (a)          |_|
     (b)          |X|
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       Not applicable
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       6,490,175 Shares of Common Stock
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    Not applicable
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    6,490,175 Shares of Common Stock

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     6,590,175 Shares of Common Stock
-------------------------------------------------------------------------------
10.  Check If the Aggregate Amount in Row (9) Excludes
     Certain Shares *               |_|

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row 9

     15.25%
-------------------------------------------------------------------------------
12.  Type of Reporting Person *

     IN
------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 16 of 25 pages

                                  Schedule 13G
                               Amendment No. ___*
                         Common Stock Par Value $0.0001
                               CUSIP No. 591409107

ITEM 1(a)          NAME OF ISSUER:
                   Metawave Communications Corp.

ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   10735 Willows Road NE
                   Redmont, WA  98052

ITEM 2(a)          NAME OF PERSON FILING:

     Oak Investment Partners VI, Limited Partnership
     Oak Associates VI, LLC
     Oak VI Affiliates Fund, Limited Partnership
     Oak VI Affiliates, LLC
     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont


ITEM 2(b)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)          CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)          TITLE OF CLASS OF SECURITIES:

     Common stock Par Value $0.0001

                                                            Page 17 of 25 pages


ITEM 2(e)          CUSIP NUMBER: 591409107

ITEM 3             Not Applicable.

ITEM 4             OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 43,201,368 shares outstanding as of September 30, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 16,350 shares of common stock and 316 shares of common stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

                                                          Page 18 of 25 pages

ITEM 10        CERTIFICATIONS.

     Not applicable

                                                             Page 19 of 25 pages

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2001

     Entities:

Oak Investment Partners VI, Limited Partnership
Oak Associates VI, LLC
Oak VI Affiliates Fund, Limited Partnership
Oak VI Affiliates, LLC
Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation


                                         By:      /s/ Edward F. Glassmeyer
                                                  ------------------------
                                                  Edward F. Glassmeyer, as
                                                  General Partner or
                                                  Managing Member or as
                                                  Attorney-in-fact for the
                                                  above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                         By:      /s/ Edward F. Glassmeyer
                                                  ------------------------
                                                  Edward F. Glassmeyer,
                                                  Individually and as
                                                  Attorney-in-fact for the
                                                  above-listed individuals

                                                             Page 20 of 25 pages

                                INDEX TO EXHIBITS

                                                                 PAGE

EXHIBIT A         Agreement of Reporting Persons                  21

EXHIBIT B         Power of Attorney                               22